EMPLOYMENT AGREEMENT



      THIS EMPLOYMENT AGREEMENT ("Agreement"), is entered into and made effective as of January 1, 1998, by and between GBC Bancorp, a California corporation (hereinafter "GBC"), General Bank, a California corporation (hereinafter "Bank") and Li-Pei Wu (hereinafter "Executive").


                             RECITALS

A. Pursuant to that certain Employment Agreement dated May 5, 1982, as subsequently amended effective August 15, 1984, February 5, 1987 and December 19, 1991 (hereinafter "Prior Agreement"), GBC and the Bank have each employed Executive in the positions of Chairman of the Board, President and Chief Executive Officer.

B. Executive's term of employment under the Prior Agreement would otherwise run through September 9, 1998 and, thereafter, would be renewable, at Executive's option, for an additional twelve (12)-month period.

C.   Executive   desires  to  enter  into  a  new  agreement   of
     employment with GBC and the Bank and GBC and the Bank each wish to continue Executive's employment in the positions of Chairman of the Board and Chief Executive Officer.

      NOW, THEREFORE, in consideration of the above recitals, the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

1.   EMPLOYMENT

          1.1 Term of Agreement: Except as provided in Paragraph 20, the Prior Agreement is superceded in its entirety; provided, however, that: (i) the Bank shall pay to Executive all amounts accrued under the prior Agreement to the date hereof; and (ii) any causes of action, claim or liability of GBC, the Bank or Executive to any of the others accrued or to accrue due to any breach, omission, obligation or other duties arising under the prior Agreement shall survive as fully as though the prior Agreement was still in full force and effect. Subject to the terms and conditions of this Agreement, GBC and the Bank each hereby employ Executive, and Executive hereby accepts the employment hereunder for the five (5)-year period to begin January 1, 1998 and ending on the earlier to occur of December 31, 2002 or the election of either or both of the parties hereto to exercise the termination provisions herein. Executive shall initially serve in the position of Chairman of the Board (hereinafter "Chairman"), President and Chief Executive Officer (hereinafter "CEO") of GBC and the Bank, respectively, but shall resign as President of GBC and the Bank, respectively, on or before April 17, 1998. Executive shall continue to serve as Chairman and CEO of GBC and the Bank, respectively through December 31, 2000 and, thereafter, shall continue in the position of Chairman of GBC and the Bank, respectively, for the remaining term of his employment hereunder.

          1.2 Responsibilities: Executive, subject to the direction and control of the respective Board of
          Directors of GBC and the Bank (hereinafter "Board" or "the respective Boards", whichever is applicable), shall devote his full time, attention and energies, to the business and affairs of GBC and the Bank and shall promote the best interest and welfare of GBC and the Bank. Executive shall have general supervision of and responsibility for the direction and control of the other officers and personnel of GBC and the Bank and the daily business of GBC and the Bank, including, but not limited to, loans, discounts, investments, administrative services, billings, new business development, operations, credit analysis, collections, bookkeeping, safe deposit, personnel and such other matters as the respective Boards require him to supervise. It shall be Executive's particular business to develop and manage the respective businesses of GBC and the Bank, and to take such steps as he may deem to be necessary or desirable to cause GBC and the Bank to be sound financial institutions and to be so regarded in the community.

          1.3 Rules and Regulations: Executive shall promptly obey and comply with all reasonable and applicable rules, regulations and orders that may from time to time be issued by the respective Boards.

          1.4 Succession Plan: Subject to the direction and control of the respective Boards, Executive shall implement the plan, as adopted by the respective Boards, to provide for the selection of his successor as CEO of GBC and/or the Bank, respectively, and the gradual transfer of his responsibilities and duties to his designated successor.

          1.5 Other Employment: Except as specifically provided herein, Executive shall not, during the term hereof, be interested directly or indirectly, in any manner, as partner, officer, director, one percent (1%) or more stockholder, advisor, employee or in any other capacity in any other business similar to the business of GBC, the Bank or any affiliates of GBC or the Bank; provided, however, that nothing herein shall be deemed to prevent or limit the right of Executive to invest in his private investment activities so long as they are not in competition with the business of GBC, the Bank or any affiliates of GBC and the Bank and are performed on his own time. Notwithstanding the foregoing, Executive shall have the right to act as an advisor to other persons and to undertake three (3) separate
          directorships  with  three  (3)  persons  (other   than
          affiliates of GBC and the Bank) provided that such advisorships and directorships do not interfere with or adversely affect Executive's duties with GBC or the Bank.

2.   COMPENSATION

          2.1 Base Compensation: In exchange for the services to be rendered by Executive hereunder during his employment, GBC and the Bank shall pay Executive, with respect to each fiscal year, an aggregate annual base salary of $402,336.00, payable in equal monthly installments. Such annual base salary shall be adjusted on January 1, 1999 and on each anniversary thereof by a percentage increase equal to three percent (3%) over the increase in the Consumer Price Index for all urban consumers in the Los Angeles-Long Beach-Anaheim Metropolitan area (1967=100) as it existed on the final day of the preceding calendar year when compared to the first day of that year.

                Executive authorizes GBC and the Bank to deduct from all compensation paid to Executive under this Agreement (including any incentive compensation paid to Executive pursuant to Paragraph 2.2, below), certain legally required withholding amounts, including but without limitation, social security, unemployment, disability and income tax withholding.

          2.2  Incentive Compensation:

          a. Promptly following receipt of the Bank's audited annual financial statements, the Bank shall pay Executive an incentive compensation award payable in a lump sum and computed as follows:
          (i) three percent (3%) of any amount by which the tax equivalent income of the Bank before executive incentive compensation awards and income taxes exceeds ten percent (10%) of the net equity of the Bank at the beginning of that fiscal year but does not exceed fifteen percent (15%) of such net equity; and (ii) four percent (4%) of any amount by which such tax equivalent income exceeds fifteen percent (15%) of such net equity.

          b. GBC shall cause each subsidiary (other than the Bank), promptly following receipt of such subsidiary's audited annual financial statements, to pay Executive an incentive compensation award payable in a lump sum and computed as follows: (i) three percent (3%) of any amount by which the tax equivalent income of such subsidiary before executive incentive compensation awards and income taxes exceeds ten percent (10%) of the net equity of the subsidiary at the beginning of that fiscal year but does not exceed fifteen percent (15%) of such net equity; and (ii) four percent (4%) of any amount by which such tax equivalent income exceeds fifteen percent (15%) of such net equity; provided, however, that in the event any subsidiary of GBC shall realize a net loss for any fiscal year, such loss shall not be included in the computation of the tax equivalent income of the Bank or any other subsidiary of GBC for that fiscal year for the purpose of computing any incentive compensation award of Executive under this Paragraph 2.2.

          c. Commencing with the fiscal year ending December 31, 2000, the aggregate incentive compensation payable to Executive shall be subject to the following maximum dollar limitations:

               For Fiscal Year               Maximum Cash Award

                    2000                          $1,500,000
                    2001                             400,000
                    2002                             400,000

          2.3 Business Expenses: Executive is authorized to incur reasonable business expenses for promoting the business including expenditures for entertainment, gifts, and travel. Executive shall be reimbursed from time to time for all such business expenses provided that:

          (a) Each such expenditure is of a nature so as to qualify as a proper deduction on the Federal and State income tax returns of GBC; and

          (b) Executive provides GBC and/or the Bank with adequate records and other documentary evidence as required by Federal and State statutes and regulations in order to substantiate each such expenditure as an income tax deduction.

          2.4 Stock Option: Executive's Non-Qualified Stock Option Agreement dated December 19, 1991 and Contingency Stock Option Agreement dated July 8, 1988 shall remain in full force and effect under this Agreement as fully as though the prior Agreement were still in full force and effect. Subject to the approval of the shareholders of GBC to any requisite amendment to GBC's Amended and Restated 1988 Stock Option Plan, Executive's Non-Qualified Stock Option Agreement shall be amended, in the form attached hereto as Exhibit "A", to extend the exercise period during which Executive's beneficiaries or the executor of Executive's estate may exercise the subject option (to the extent then vested) in the event of Executive's death to three (3) years and, to also extend the exercise period during which Executive may exercise the subject option following (i) the termination of his employment on account of disability as provided in Paragraph 4 hereof, to two (2) years and (ii) the termination of his employment upon expiration of its stated term hereunder on December 31, 2002, other than for cause as provided for in Paragraph 8 hereof, to five (5) years; provided, however, that such extended exercise period shall cease immediately upon Executive's failure to comply with the noncompetition covenant set forth in Paragraph 9.4 hereof. The Board of GBC hereby agrees to unanimously recommend such amendments to the shareholders of GBC at the next annual meeting of shareholders. In the event that any such amendment is not approved by the shareholders of GBC, the amendment to each of the Amended and Restated 1988 Stock Option Plan and Executive's Non-Qualified Stock Option Agreement dated December 19, 1991 shall be null and void ab initio.

          2.5 Stock Retention Program: Commencing with the fiscal year ending December 31, 1999, Executive may elect, in his sole discretion, to receive up to one-half (1/2) of his incentive compensation payable pursuant to Paragraph 2.2 hereof for any fiscal year in shares of GBC common stock. In such event, Executive shall be entitled to receive shares of GBC common stock equal in value, determined as of the payment date, to one hundred fifty percent (150%) of the cash award which otherwise would have been payable to Executive. The bonus shares representing the additional fifty percent (50%) shall be subject to a two (2)-year holding period restriction and shall be endorsed with a legend in the form attached hereto as Exhibit "B". GBC shall grant to Executive each fiscal year during the initial three (3) years of his employment hereunder, one share of GBC common stock for every twenty (20) (i) shares of GBC common stock, acquired by Executive solely through exercise of his Non-Qualified Stock Option or stock grants/purchases pursuant to this Paragraph 2.5 (but excluding shares acquired under Executive's Contingency Stock Option and shares which are subject to a holding period restriction pursuant to this Paragraph 2.5) and/or (ii) vested option shares under Executive's Non-Qualified Stock Option (even though not yet exercised by Executive), which Executive holds during the full term of such year. Such shares so granted pursuant to the immediately preceding sentence in the aggregate shall not exceed 50,000. An equitable adjustment to the foregoing 50,000 limit shall be made by the Board of GBC upon changes in GBC common stock through a reorganization, merger, recapitalization, reclassification, stock split, stock dividend, stock consolidation or otherwise. Such shares so granted to Executive shall be subject to a five (5)-year holding period restriction and shall be endorsed with a legend in the form attached hereto as Exhibit "B".

          2.6 Automobile: During the employment term hereunder, the Bank shall furnish to Executive an automobile for use in connection with his duties to the Bank hereunder and shall pay in full all costs of the operation thereof.

          2.7 Vacation: Executive shall be entitled to vacation leave of four (4) weeks each fiscal year in accordance with the Bank's vacation policy; provided, however, that Executive shall schedule his vacation time in such a manner that he will be absent from work for at least a consecutive two (2)-week period during each fiscal year of the employment term hereunder. Notwithstanding the foregoing, Executive shall be entitled to vacation leave of eight (8) weeks with respect to each of the fiscal years 2001 and 2002, respectively.

          2.8 Group Medical, Life and Long-Term Disability Insurance and Other Benefits: The Bank shall provide to Executive, at the Bank's expense, participation in such hospitalization and major medical insurance programs as the Bank furnishes to its employees generally and pay for Executive's annual physical examination. The Bank shall continue to provide Executive with his existing long-term disability insurance policy and whole life insurance policy with death benefits of $250,000 payable as Executive may direct and $250,000 payable to the Bank. Executive shall also be entitled to receive all other benefits provided to officers or employees of the Bank generally, including, without limitation, participation in any group life insurance and pension plan which the Bank may from time to time adopt.

          2.9 GBC Guarantee: Notwithstanding any provision to the contrary herein, GBC hereby guarantees the full and prompt payment by each of its subsidiaries, including, but not limited to, the Bank, of all amounts owed by them hereunder to Executive.

3.   CONFIDENTIAL INFORMATION AND TRADE SECRETS

During the term of this Agreement and thereafter Executive agrees that he shall treat as confidential and secret all information, trade secrets, and other proprietary information and data of GBC, the Bank and any affiliate of GBC and the Bank made available to him during the course of his employment hereunder and agrees that he shall not, directly or indirectly, make known or divulge any such information or data to any person or entity. In connection with the foregoing, Executive recognizes and acknowledges that all files, records, documents, credit analysis, customer loan information, customer lists and vendor lists, as may exist from time to time, are valuable, special, and unique assets of the businesses of GBC and the Bank.

4.        TERMINATION ON DISABILITY

In the event that, on account of any physical or mental disability, Executive shall be unable to perform his duties under this Agreement for three (3) consecutive full calendar months then ending, or for eighty percent (80%) or more of the normal working days during the four (4) consecutive full calendar months then ending, GBC and the Bank each may, at each of their option, upon six (6) months' advance written notice to Executive, terminate Executive's employment under this Agreement. During such six (6)-month notice period, GBC and the Bank each may remove Executive from any and all of his positions as Chairman, CEO and director, but he shall continue to be an employee of GBC and the Bank and to be paid in accordance with this Agreement. On the expiration of such six (6)-month notice period, Executive's employment under this Agreement shall terminate. Executive shall be entitled to receive a proportionate part of any incentive compensation, as provided in Paragraph 2.2 hereof, for that fiscal year to the effective date of the termination of this Agreement. Such prorated incentive compensation award shall be payable promptly after receipt of GBC's audited annual financial statements for the subject fiscal year. If there should be a dispute between the parties hereto as to Executive's physical or mental disability for purposes of this Agreement, the question shall be settled by the opinion of an impartial reputable physician or psychiatrist agreed upon for this purpose by the parties or their representatives, or if the parties cannot agree within ten (10) days after a request for designation of such party, then by a physician or psychiatrist designated by the Los Angeles County Medical Association. The certificate of such physician or psychiatrist as to the question in dispute shall be final and binding upon the parties hereto.

5.        TERMINATION ON DEATH

In the event that the Executive should die during the term hereof, this Agreement shall terminate effective on the last day of the calendar month of his death. In such event, Executive's personal representative shall be entitled to receive Executive's compensation earned as of the time of death, including, but not limited to, a pro-rata portion of any incentive compensation payable pursuant to Paragraph 2.2 hereof. Such prorated incentive compensation award shall be payable promptly after receipt of GBC's audited annual financial statements for the fiscal year during which Executive's death occurred.

6.        MERGER OR ACQUISITION OF GBC

In the event of a merger or acquisition by another entity of GBC or any of its subsidiaries, including, but not limited to, the Bank, which is effected because of an order or other directive of the Federal Deposit Insurance Corporation, the California Department of Financial Institutions or any other agency having authority to so order or direct, the Bank may: (a) with Executive's consent, assign this Agreement and all rights and obligations hereunder to any business entity which succeeds to all or substantially all of the business of the Bank through such merger or sale; or (b) in its sole discretion upon at least thirty (30) days' advance written notice to Executive, terminate Executive's employment hereunder upon payment to him of six (6) months' base compensation, as provided in Paragraph 2.1 hereof, and a pro-rata portion of any incentive compensation payable pursuant to Paragraph 2.2 hereof. Such prorated incentive compensation award shall be payable promptly after receipt of GBC's audited annual financial statements for the fiscal year in which Executive's employment was so terminated.

7.        EXECUTIVE'S OPTION TO TERMINATE AGREEMENT

Notwithstanding anything provided herein to the contrary, Executive shall have the right at any time, with or without cause, to deliver to GBC and the Bank six months' advance written notice of his election to terminate this Agreement. During such six (6)-month notice period, GBC and the Bank each may remove Executive from any and all of his positions as Chairman, CEO and director, but Executive shall continue to be an employee of GBC and the Bank and to be paid in accordance with this Agreement. On the expiration of such six (6)-month notice period, Executive's employment under this Agreement shall terminate. In such event, Executive shall be entitled to receive his base compensation, as provided in Paragraph 2.1 hereof, earned through the date of termination and a pro-rata portion of any incentive compensation payable pursuant to Paragraph 2.2 hereof. Such prorated incentive compensation award shall be payable promptly after receipt of GBC's audited annual financial statements for the fiscal year in which Executive's employment was so terminated.

8.        TERMINATION OF EMPLOYMENT FOR CAUSE

GBC and the Bank each may terminate Executive's employment hereunder at any time for cause if he commits any material act of dishonesty, fraud, misrepresentation or other act of moral turpitude, improperly discloses confidential information of GBC, the Bank or any affiliates of the Bank or GBC, is guilty of gross carelessness or willful misconduct, acts in any way which has a material adverse effect upon the financial condition, operations or reputation of GBC or the Bank, or fails to obey the lawful direction of the Board; provided, however, that no such termination shall occur under this Paragraph 8 unless Executive first shall have received written notice from the respective Boards specifying the acts or omissions alleged to justify such termination and, if such action can be corrected, it continues after Executive shall have had reasonable opportunity to correct it. If at any time during the term of this Agreement, Executive is terminated for cause, then GBC's liability, and that of its subsidiaries, shall be limited to the payment of Executive's base compensation (as provided in Paragraph 2.1 hereof) and benefits, excluding incentive compensation otherwise payable pursuant to Paragraph 2.2 hereof, through the effective date of the termination.

9.   RETIREMENT BENEFIT

          9.1    Retirement  Benefit:   At  the  termination   of
          Executive's employment (other than for cause as provided in Paragraph 8) upon expiration of its stated term hereunder on December 31, 2002, Executive shall be entitled to an annual retirement benefit in an amount equal to fifty percent (50%) of his final base compensation, as provided in Paragraph 2.1 hereof. The foregoing benefit shall be payable in equal monthly installments over a five (5)-year period following the expiration of this Agreement.

          9.2    Partial  Benefit  in  the  Event  of   Voluntary
          Termination: In the event that Executive voluntarily terminates his employment hereunder, pursuant to Paragraph 7 hereof, or his employment is terminated on account of his disability pursuant to Paragraph 4 hereof, at any time after September 9, 1998 and prior to December 31, 2002, Executive shall be entitled to an annual retirement benefit of $50,000, payable in equal monthly installments over a five (5)-year period following the date of Executive's termination of employment. Such annual retirement benefit shall be adjusted on the date of Executive's termination date and each anniversary of such date by a percentage increase equal to the increase in the Consumer Price Index for all urban consumers in the Los Angeles-Long Beach-Anaheim Metropolitan area (1967=100) as it existed on the last day of the preceding calendar year when compared to December 31, 1991.

          9.3 Use of Office and Automobile: Throughout the duration of the five (5)-year period during which Executive is receiving retirement benefits pursuant to this Paragraph 9, Executive shall be entitled to an office and secretarial services and the use of an automobile (of the same class as that provided pursuant to Paragraph 2.6) and chauffeur at the sole expense of GBC and the Bank.

          9.4 Noncompetition: Executive agrees that for a period of five (5) years following the date of his termination of employment hereunder, he shall not, within the fifty (50) states of the United States of America and Washington, D.C., directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, one percent (1%) or more stockholder, corporate officer, director, or any other individual or representative capacity engage or participate in: (i) any deposit taking financial institution (other than GBC or any affiliates of GBC), including, but not limited to, commercial banks, savings and loan associations, thrift and loan institutions, savings banks and agencies or branches of foreign banks, or (ii) any activity which is the same as, similar to, or competitive in any manner whatsoever with the remaining business activities of GBC, the Bank, or any affiliates of GBC and the Bank, including abetting any other companies or individuals, directly or indirectly to so compete, without the express written consent of GBC, such consent not to be unreasonably withheld by GBC; provided, however, that Executive shall only be prohibited hereunder from carrying on a business which is the same as, similar to, or competitive with the business activities conducted by GBC, the Bank, or any affiliates of GBC and the Bank on the date immediately following the date of Executive's termination of employment hereunder. In the event of Executive's failure to comply with the foregoing noncompetition covenant, his option under the Non-Qualified Stock Option Agreement dated December 19, 1991 (to the extent not yet exercised by Executive) shall immediately expire on the date of his termination of employment hereunder and Executive shall no longer be entitled to the retirement benefit (to the extent not yet paid to Executive) and the continued use of an office and automobile, as provided in this Paragraph 9.

10.  INDEMNIFICATION

GBC  and  the  Bank  shall,  to the maximum  extent  provided  by
Section 317 of the California Corporations Code, indemnify Executive against expenses (including, but not limited to, attorneys fees and cost), judgments, fines and settlements incurred in connection with any proceeding arising by reason of his employment by GBC or the Bank, as the case may be, regardless of whether or not at the time such expense is incurred he is still in the employ of GBC or the Bank or is deceased; provided, however, that such indemnity will not be provided for any acts or omissions of Executive where Executive either is grossly negligent or engages in willful misconduct.

11.  SUCCESSORS, ASSIGNS, BENEFIT

          11.1 The provisions of this Agreement shall inure to the benefit of and be binding upon GBC and the Bank and each of their successors and assigns.

          11.2 The parties hereto agree that Executive's services are personal and non-delegable and that this Agreement is executed with respect thereto. This Agreement shall not be assignable by Executive.

12.       NOTICES

All notices, requests, demands and other communications ("notices") provided for by this Agreement shall be in writing and shall be deemed to be effectively given (a) upon personal delivery, (b) three (3) business days after mailing by registered or certified first class mail, postage prepaid, return receipt requested, or (c) two (2) business days after the date sent by overnight courier service. All such notices shall be addressed as follows:

     To GBC:             Board of Directors of GBC Bancorp
                         GBC Bancorp
                         800 West 6th Street
                         Los Angeles, California 90017

     To the Executive:   Mr. Li-Pei Wu
                         2126 Camino San Rafael
                         Glendale, California 91206

The parties hereto may designate a different place at which notice shall be given provided, however, that any such notice of change of address shall be effective only upon actual receipt.

13.       ENTIRE UNDERSTANDING

This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter thereof and no other representations, warranties or agreements whatsoever have been made. Subject to the termination provisions set forth expressly herein, this Agreement shall not be modified, amended, cancelled or terminated except by another instrument in writing executed by the parties hereto.

14.       SEVERABILITY

In case one or more of the provisions contained in this Agreement (or any portion of any such provision) shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement (or any portion of any such provision), but this Agreement shall be construed as if such invalid, illegal or unenforceable provision (or portion thereof) had never been contained herein.

15.       GOVERNING LAW:  INTERPRETATION

This Agreement shall be deemed to have been made and entered into in the State of California, and its validity, construction, breach, performance and operation shall be governed by the laws of the State of California applicable to agreements made and to be wholly performed therein. The parties agree that the language of all parts of this Agreement shall be construed and interpreted as a whole according to the ordinary meaning of the words used so as to fairly accomplish the purpose and intention of the parties to this Agreement.

16.       ARBITRATION

Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, or the employment relationship between the parties hereto, shall be settled by binding arbitration in accordance with the Employment Dispute Rules of the American Arbitration Association ("AAA"), and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. In any arbitration action, the prevailing party shall be entitled to recover from the other party reasonable attorney's fees, costs and necessary disbursements incurred by the prevailing party in presenting his or its case. Such arbitration will take place in Los Angeles, California and shall be heard by a single neutral arbitrator (to be appointed in accordance with the procedures of the AAA).

17.       WAIVER

The failure by either party hereto at any time to require performance by the other party of any of the provisions hereof shall not be deemed to be a waiver of any kind nor in any way affect such party's right thereafter to enforce the provisions of this Agreement. In the event that a party hereto waives any provisions of this Agreement or any rights concerning any breach or default of the other party hereto, such waiver shall not constitute a continuing waiver of any such provision or breach thereof, nor shall it prevent such party from acting upon the same or any subsequent breach or default of the other party to this Agreement.

18.       PARAGRAPH HEADINGS

Paragraph headings are inserted herein only for convenience and shall not be used to interpret any of the provisions hereof.

19.       COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be original, but all of which together shall constitute one and the same instrument.

20.  SHAREHOLDER APPROVAL

This  Agreement  is  effective as of January  1,  1998,  but  the material terms of Executive's incentive compensation award program hereunder, as set forth in Paragraphs 2.2, 2.4 and 2.5 hereof, are subject to the approval of the holders of the majority of the outstanding shares of the common stock of GBC, which approval must occur prior to the payment of any incentive compensation award to the extent attributable to any period of employment hereunder commencing on or after September 10, 1999. The Board of GBC hereby agrees to unanimously recommend the approval of Executive's incentive compensation award program hereunder to the shareholders of GBC at the April, 1998 annual meeting of shareholders. In the event that Executive's incentive compensation award program hereunder is not approved by the shareholders of GBC at such time, this Agreement shall be deemed to be null and void ab initio and the Prior Agreement shall remain in full force and effect. Any subsequent modification or addition of any material terms of Executive's incentive
compensation   award  program  hereunder  (as  determined   under
Section 162(m) of the Internal Revenue Code of 1986 and Treasury Regulation Section 1.162-27) shall be subject to approval by the shareholders of GBC in the manner provided above.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the dates set forth below.

"EXECUTIVE"                             GBC Bancorp



-------------------                     By:
Li-Pei Wu                                  ------------------


-------------------                     ---------------------
DATE                                    DATE



                                        GENERAL BANK

                                        By:
                                           ------------------


                                        ---------------------
                                        DATE




                          EXHIBIT "A"
                          -----------

 Amendment to Non-Qualified Stock Option Agreement of Li-Pei Wu
 --------------------------------------------------------------


      Subject to the approval of the shareholders of GBC Bancorp ("Company") to any requisite amendment to the Company's Amended and Restated 1988 Stock Option Plan, the Non-Qualified Stock Option Agreement dated December 19, 1991 by and between the Company and Li-Pei Wu ("Optionee") is hereby amended effective as of January 1, 1998 in the following particulars only:

          (1) Section 4 is amended by the addition of the following new sentence:

               "Notwithstanding the foregoing, the three (3)- month exercise period otherwise provided herein shall be extended to: (i) five (5) years in the event of the termination of Optionee's employment upon the expiration of its stated term under that certain Employment Agreement dated February 19, 1998, by and between GBC Bancorp, General Bank and Li-Pei Wu ("Employment Agreement") on December 31,
          2002,   other  than  for  cause  as  provided   in
          Paragraph  8  of  said  Agreement,  and  (ii)  two
          (2) years in the event of the termination of Optionee's employment on account of disability as
          provided   in  Paragraph  4  of  said   Agreement;
          provided, however, that such extended five(5)-year or two (2)-year exercise period, whichever is
          applicable,    shall   cease   immediately    upon
          Optionee's  failure to comply with the  noncompete
          covenant  set  forth  in  Paragraph  9.4  of   the
          Employment Agreement."

          (2) The second sentence of Section 5 is amended in its entirety to read as follows:

                "If Optionee dies while employed by the Company or a subsidiary corporation, or during the three (3)-month, two (2)-year or five (5)-year period referred to in Section 4 hereof, this option shall expire three (3) years after the date of Optionee's death."

          (3) The Board of Directors of the Company hereby agrees to unanimously recommend the approval of the requisite amendment to the Company's Amended and Restated 1988 Stock Option Plan at the April, 1998 annual meeting of shareholders. In the event that such amendment to the Company's Amended and Restated 1988 Stock Option Plan is not approved by the shareholders of the Company at such time, this Amendment shall be deemed to be null and void ab initio.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the dates set forth below.

"OPTIONEE"                              GBC Bancorp



--------------------                   By:
Li-Pei Wu                                 ----------------------


--------------------                    ------------------------
DATE                                    DATE





                          EXHIBIT "B"
                          -----------

                         Legend Shares
                         -------------



      The bonus shares of GBC common stock received by Executive and the additional shares of GBC granted to Executive pursuant to Paragraph 2.5 of the Agreement shall have conspicuously endorsed thereon the following words:

     "Sale, transfer, hypothecation, encumbrance, or disposition of the shares represented by this certificate is restricted by the provisions of the
     Employment Agreement dated February 19, 1998 by and between GBC Bancorp, General Bank and Li-Pei Wu. All provisions of said Agreement are incorporated by reference in this certificate. A copy of said Agreement may be inspected at the principal office of GBC Bancorp."